Exhibit 99.1

              Contact:                               Kurt Davis
                                  Foundation Health Corporation
                                                  (916)631-5288
                                     Kurt_D_Davis@ccmail.fh.com

                                                    David Olson
                                   Health Systems International
                                                  (818)719-6978
                                         http:/ /www.hsintl.com
                                              dolson@hsintl.com

     FOUNDATION HEALTH AND HEALTH SYSTEMS INTERNATIONAL TO
     COMBINE $3 BILLION MERGER-OF-EQUALS TRANSACTION

          -- New company, to be called Foundation Health
     Systems, Inc. (FHS), will be nation's fourth-largest publicly traded managed care company, with 5 million medical members in 16 states

          -- Merger partners have identified significant potential operational cost savings

          -- FHS will be financially strong and well-positioned for accelerating growth in the rapidly consolidating managed health care industry

          PUEBLO, COLO., RANCHO CORDOVA, CALIF. AND WOODLAND HILLS, CALIF., OCTOBER 1, 1996 -- Foundation Health Corporation (NYSE:FH)(Foundation) and Health Systems International, Inc. (NYSE:HQ)(HSI) today announced that they have agreed to combine in a merger-of-equals transaction valued at approximately $3 billion, based on the companies' combined market capitalization.

          Under the definitive agreement approved by both companies' boards of directors, Foundation and HSI will combine to form Foundation Health Systems, Inc. (FHS). On a pro forma basis, FHS would have recorded total annual revenues of $6.4 billion in the twelve months ended June 30, 1996. Both companies expect FHS's calendar 1997 revenues to exceed $8 billion.

          Foundation and HSI have identified at least $110 million of annual operating synergies that they expect to realize following completion of the transaction. These synergies will be derived from consolidation of corporate overhead and administration, merging overlapping operations such as California HMOs, cross-selling of certain Foundation specialty products to HSI members, from the benefits of combined medical contracting and other savings.

          Completion of the transaction, which will be a tax-free combination and accounted for as a pooling of interests, is subject to shareholder and regulatory approval as well as other customary conditions and is expected to occur by the end of January 1997. The new company will operate on a calendar year for financial reporting purposes.

          Under the terms of the agreement, which is based on a fixed exchange ratio, Foundation will merge with and become a subsidiary of HSI, and HSI will simultaneously change its name to Foundation Health Systems. Each stockholder of Foundation will receive 1.3 FHS Class A common shares for each share of Foundation held. All outstanding HSI Class A common shares will continue to remain outstanding pursuant of the agreement (and will become an equivalent number of FHS Class A common shares). The California Wellness Foundation, which currently owns 19.3 million shares of Class B non-voting HSI stock, will continue to hold the same number of Class B non-voting shares of the new company.

          FHS will thus have approximately 124 million shares outstanding upon completion of the transaction, 61 percent of which will be owned by Foundation's stockholders and 39 percent by HSI's stockholders.

          "This transaction represents a unique opportunity to build value for both companies' members, providers employer groups and, in turn, shareholders far beyond what either Foundation or HSI could have achieved independently," said Daniel D. Crowley, chairman, president and chief executive officer of Foundation. "I am particularly excited about HSI's fourth-generation medical management system and its medical management expertise in general, which can bring significant benefits to our members and providers. I look forward to working closely with Dr. Hansen, Jay Gellert and our combined management team to complete the transaction and establish Foundation Health Systems as one of the best and fastest-growing health care companies in the United States."

          "The new company will have highly complementary strengths," said Malik M. Hasan, M.D., chairman and chief executive officer of HSI. "The transaction will immediately establish FHS as a major national player, with strong market positions in California and the West and rapidly growing operations in Texas, Florida and the Northeast. The combined product line will cover virtually every facet of managed health care, including conventional health maintenance organizations (HMOs), Medicare-risk HMOs and other substantial government programs, workers' compensation and specialty products."

          Mr. Crowley will serve as FHS's chairman for the year following completion of the transaction. At the end of that period, Mr. Crowley will resign as chairman while remaining a director of the company.

          Dr. Hansan will be FHS' president and chief executive officer and will become chairman following Mr.
     Crowley's resignation.

          Jay M. Gellert, currently president and chief operating officer of HSI, will become executive vice president and chief operating officer of FHS. He will assume the president's title from Dr. Hansan after the first year.

          Kirk A. Benson, chief operating officer of Foundation's commercial operations will be a senior vice president of FHS and will play a major role in integration activities targeted at achieving anticipated synergies.

          Jeffrey L. Elder, Foundation's senior vice president and chief financial officer, will hold the same posts at the new company. Steven D. Tough, currently president and chief operating officer of Foundation's government programs, will continue to head those programs in FHS, principally including the operations serving military families covered by the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS). Foundation currently serves 1.5 million CHAMPUS beneficiaries in seven states.

          The FHS board of directors will be composed of 11 members, including Mr. Crowley, Dr. Hasan and nine independent directors chosen by the two companies, five initially by Foundation and four by HSI. The new company will establish a single headquarters office at a site to be determined prior to closing.

          All FHS California HMO operations will be consolidated under Health Net in the months following completion of the merger. Both companies expect that the existing operating structure of Foundation's government and specialty businesses will be maintained.

          The definitive agreement provides for the payment of a termination fee, in certain events.

          Morgan Stanley & Co. Incorporated advised Foundation with regard to the transaction, and Salomon Brothers, Shattuck Hammond Partners, Smith, Barney Inc. and Volpe, Welty & Company advised HSI. Morgan Stanley, Salomon and Shattuck Hammond have rendered fairness opinions with regard to the transaction.

          Foundation also announced that in connection with the previously announced sale of its physician practice management operations and affiliated physician-owned medical groups, Foundation has reconsidered its prior accounting treatment for the medical groups. The evolution of the physician practice management industry has led Foundation, in consultation with its independent auditors, Deloitte & Touche LLP, to conclude that the operating results of such groups should be included in Foundation's consolidated financial statements. Accordingly, HSI and Foundation have agreed that Foundation will adjust previously issued consolidated financial statements to reflect operating losses incurred by the medical groups.

          The effect on Foundation's consolidated financial statements as a result of recognizing the losses from the medical groups is preliminarily expected to $41 million ($.70 per share) in the fiscal year ended June 30, 1996 and $39 ($.70 per share) in fiscal 1995. If the sale of the physician practice management operations and affiliated medical groups to FPA Medicare Management, Inc. (FPA) is consummated as anticipated, such adjustments will result in a gain on sale. As previously disclosed, the sale to FPA is currently awaiting regulatory and other approvals and is expected to close in November 1996, although there can be no assurance on the timing of the close or that the transaction will be completed.

          Certain statements contained in this press release are forward looking in nature and are believed to be reasonable based on information available to the companies' managements at this time. Actual results may vary due to changes in health care administrative cost trends, pricing, sales volume, the timing of new contract implementation and other factors. For further information, please see the risk factors sections of the two companies' periodic filings with the Securities and Exchange Commission.

          Foundation Health Corporation is a Fortune 500 managed care organization with headquarters in Rancho Cordova, California. Through its HMO, insured PPO and government contracts subsidiaries, the Company provides group, individual, Medicare, Medicaid and CHAMPUS coverage for more than three million individuals. In addition, the Company's subsidiaries offer managed care products related to workers' compensation, behavioral health, dental, vision and prescription drugs, and administrative services for medical groups and self-funded benefits programs.

          Health Systems International is one of the largest managed health care organizations in the United States. It serves more than 1.9 million members in nine states:
     California, Colorado, Connecticut, Idaho, New Jersey, New Mexico, Pennsylvania, Oregon and Washington. It also owns Preferred Health Network, Inc. (PHN), a preferred provider organization (PPO) network providing access to more than 4.6 million individuals in 38 states, and coordinates managed care products for multi-region employers. For five years in a row, HSI or QualMed, Inc., a predecessor company to HSI, has been included on Fortune Magazine's list of America's 100 fastest growing companies.

                              #  #  #


        THE COMPANIES AT A GLANCE

                             Foundation Health         Health Systems
                               Corporation           International, Inc.

Headquarters                 Rancho Cordova, CA     Woodland Hills, CA and
                                                      Pueblo, CO

Annual Revenues:             $3.3 billion            $3.0 billion
(latest 12 months)

Shares Outstanding           59 million              48 million

Employees:                   11,000                  4,000

States with HMO's (ranked    California              California
by enrollment)               Arizona                 Connecticut
                             Florida                 Washington/Idaho
                             Utah                    Pennsylvania
                             Colorado                Colorado
                             Oklahoma                Oregon
                             Texas                   New Mexico
                             Louisiana

Enrollment:
    Group & Ind.             1.2 million             1.6 million
    Medicare                 87,000                  141,000
    Medicaid                 260,000                 62,000
    CHAMPUS                  1.5 million             0
  TOTAL                      3.1 million             1.8 million

Other Products:              Worker's Compensation   Workers' Compensation
                             Behavioral Health         Administrative Services
                               Programs              PPO Network
                             Pharmacy Benefit
                               Management
                             Dental and Vision
                               Coverage